Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
October 21, 2021

Farmers and Merchants Bancshares, Inc.	Contact:	Mr. James R. Bosley, Jr.
4510 Lower Beckleysville Rd, Suite H		President
Hampstead, Maryland 21074		(410) 374-1510, ext.104

FARMERS AND MERCHANTS BANCSHARES, INC. REPORTS RECORD EARNINGS OF $6,184,341 OR $2.05 PER SHARE FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021

HAMPSTEAD, MARYLAND (October 21, 2021) – Farmers and Merchants Bancshares, Inc. (the “Company”), the parent of Farmers and Merchants Bank (the “Bank”), announced that net income for the nine months ended September 30, 2021 was $6,184,341, or $2.05 per common share (basic and diluted), both all-time nine-month records, compared to $2,264,609, or $0.76 per common share (basic and diluted), for the same period in 2020. The primary driver of the significant increase in net income was the acquisition of Carroll Bancorp, Inc. and its subsidiary, Carroll Community Bank (collectively, “Carroll”), that was completed in the fourth quarter of 2020. Also, income from Paycheck Protection Program (“PPP”) loans added approximately $679,000 to net income. As of September 30, 2021, $354,000 of deferred PPP fees, net of income taxes, have not been recognized.

Net income for the three months ended September 30, 2021 was $2,122,547, or $0.70 per common share, which was a new quarterly record, compared to $385,247, or $0.13 per common share, for the third quarter of 2020 and $2,032,219, or $0.67 per common share, for the second quarter of 2021.

The Company incurred significant one-time costs during 2020 in connection with the acquisition of Carroll. The table below provides a comparison of the Company’s results for the three and nine months ended September 30, 2021 versus the same periods of the prior year with and without $1,267,401 and $1,612,321 of acquisition costs incurred during the three and nine month periods ended September 30, 2020, respectively.

	Three Months Ended (unaudited)			Nine Months Ended (unaudited)
	September 30, 2021	September 30, 2020		September 30, 2021	September 30, 2020
			Excluding			Excluding
	As Reported	As Reported	Acquisition Costs	As Reported	As Reported	Acquisition Costs

Income before taxes	$2,728,839	$462,110	$1,729,511	$7,946,059	$2,724,959	$4,337,280
Income taxes	606,292	76,863	370,835	1,761,718	460,350	849,235
Net income	$2,122,547	$385,247	$1,358,676	$6,184,341	$2,264,609	$3,488,045
Earnings per share, basic and diluted	$0.70	$0.13	$0.45	$2.05	$0.76	$1.17
Return on average assets	1.19%	0.31%	1.10%	1.18%	0.63%	0.97%
Return on average equity	15.15%	2.95%	10.40%	15.17%	5.88%	9.06%

Net interest income for the nine months ended September 30, 2021 was $5,371,279 higher than for the same period in 2020 due to a $200.3 million increase in average interest earning assets to $657.7 million for the nine months ended September 30, 2021 as compared to $457.4 million for the same period in 2020, and an increase in the taxable equivalent net yield on interest earning assets to 3.50% for the nine months ended September 30, 2021 from 3.46% for the nine months ended September 30, 2020. While the net yield increased 4 basis points, the taxable equivalent yield on total interest-earning assets decreased 26 basis points to 3.94% for the nine months ended September 30, 2021 from 4.20% for the same period in 2020. This was offset by a 42 basis point decrease in the cost of deposits and borrowings to 0.56% for the nine months ended September 30, 2021 from 0.98% for the nine months ended September 30, 2020. The provision for loan losses totaled $430,000 for the nine months ended September 30, 2021, compared to $475,000 for the same period in 2020.

Noninterest income increased by $239,883 for the nine months ended September 30, 2021 when compared to the same period in 2020 primarily as a result of a $105,510 increase in bank owned life insurance income, a $108,314 increase in service charges on deposits, a $32,597 increase in other fees and commissions, and a $44,510 gain on the sale of Carroll’s Westminster, Maryland branch office and other equipment, offset by a $56,718 decrease in the gain on the sale of SBA loans. Noninterest expense was $435,062 higher in the nine months ended September 30, 2021 when compared to the same period in 2020 due primarily to additional personnel, locations and customers added with the acquisition of Carroll. Salaries and benefits increased $1,369,197, other expenses increased $416,069, and occupancy, furniture and equipment costs increased $262,117. These increases were offset by a decrease of $1,612,321 in one-time acquisition costs related to the Carroll acquisition. Income taxes increased by $1,301,368 during the nine months ended September 30, 2021 when compared to the same period in 2020 due to higher income before taxes. The effective tax rate increased to 22% during the nine months ended September 30, 2021 compared to 17% during the same period last year due to a lower percentage of tax exempt income.

Total assets increased to $717 million at September 30, 2021 from $677 million at December 31, 2020. Loans decreased to $496 million at September 30, 2021 from $522 million at December 31, 2020 due primarily to a $16 million decrease in PPP loans. Investments in debt securities increased to $143 million at September 30, 2021 from $78 million at December 31, 2020. Deposits increased to $622 million at September 30, 2021 from $573 million at December 31, 2020. The book value of the Company’s common stock was $18.62 per share at September 30, 2021, compared to $17.18 per share at December 31, 2020.

During the COVID-19 pandemic, the Company has provided relief to our borrowers, as needed, including temporary deferral of payments. At the start of the pandemic in 2020, the Company modified loans totaling $109.2 million, or 30% of its loan portfolio. At September 30, 2021, modified loans totaled $4.3 million, or 1% of the loan portfolio. In addition, the Company has originated $60 million of PPP loans to customers, of which $38 million were made in 2020 and $22 million were made in 2021. The Company increased its loan loss reserve significantly in 2020 due to the pandemic. Management has analyzed and adjusted the loan loss reserve for loans that had payment deferrals longer than six months and for which six full monthly principal and interest payments have not yet been received.

James R. Bosley, Jr., President and CEO, commented “We are pleased that our record earnings have continued through the third quarter. The Carroll acquisition is contributing as planned and the acquired loan portfolio has performed very well. Income from PPP loans, which has been a significant addition to the bottom line in 2021, will eventually end and will adversely impact 2022 comparative results.”

About the Company

The Company is a financial holding company and the parent of the Bank. The Bank was chartered in Maryland in 1919 and has over 100 years of service to the community. The Bank serves the deposit and financing needs of both consumers and businesses in Carroll and Baltimore Counties along the Route 30, Route 795, Route 140, and Route 26 corridors. The main office is located in Upperco, Maryland, with seven additional branches in Owings Mills, Hampstead, Greenmount, Reisterstown, Westminster, and Eldersburg. Certain broker-dealers make a market in the common stock of Farmers and Merchants Bancshares, Inc., and trades are reported through the OTC Markets Group’s Pink Market under the symbol “FMFG”.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements (as defined by the Private Securities Litigation Reform Act of 1995) based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “will,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports filed by Farmers and Merchants Bancshares, Inc. with the Securities and Exchange Commission entitled “Risk Factors”.

Farmers and Merchants Bancshares, Inc. and Subsidiaries

Consolidated Balance Sheets

	September 30,	December 31,
	2021	2020
	(Unaudited)
Assets

Cash and due from banks	$39,157,850	$39,898,557
Federal funds sold and other interest-bearing deposits	444,014	1,077,113
Cash and cash equivalents	39,601,864	40,975,670
Certificates of deposit in other banks	350,000	850,000
Securities available for sale, at fair value	121,265,582	54,477,286
Securities held to maturity, at cost	21,883,882	23,078,519
Equity security, at fair value	547,349	552,566
Restricted stock, at cost	675,400	900,500
Mortgage loans held for sale	1,757,550	1,673,350
Loans, less allowance for loan losses of $3,744,218 and $3,296,538	495,781,194	521,690,514
Premises and equipment	6,291,405	7,736,556
Accrued interest receivable	1,579,447	2,057,491
Deferred income taxes, net	1,610,156	1,219,668
Other real estate owned	1,411,605	1,411,605
Bank owned life insurance	15,230,325	11,297,342
Goodwill and other intangibles	7,053,162	7,059,408
Other assets	1,703,283	2,336,607
	$716,742,204	$677,317,082

Liabilities and Stockholders' Equity

Deposits
Noninterest-bearing	$125,841,422	$103,155,113
Interest-bearing	496,091,137	470,246,434
Total deposits	621,932,559	573,401,547
Securities sold under repurchase agreements	10,475,121	24,753,972
Federal Home Loan Bank of Atlanta advances	5,000,000	5,000,000
Long-term debt, net of issuance costs	16,977,499	16,973,280
Accrued interest payable	323,420	409,622
Other liabilities	5,728,289	5,049,178
	660,436,888	625,587,599
Stockholders' equity
Common stock, par value $.01 per share, authorized 5,000,000 shares; issued and outstanding 3,023,487 shares in 2021 and 3,011,255 shares in 2020	30,235	30,113
Additional paid-in capital	28,557,249	28,294,139
Retained earnings	28,040,118	22,698,954
Accumulated other comprehensive (loss) income	(322,286)	706,277
	56,305,316	51,729,483
	$716,742,204	$677,317,082

The accompanying notes are an integral part of these consolidated financial statements.

Farmers and Merchants Bancshares, Inc. and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Interest income
Loans, including fees	$6,059,709	$4,489,992	$17,828,026	$13,205,913
Investment securities - taxable	426,886	159,277	967,841	561,038
Investment securities - tax exempt	149,375	163,522	462,361	462,305
Federal funds sold and other interest earning assets	18,298	9,563	47,743	58,362
Total interest income	6,654,268	4,822,354	19,305,971	14,287,618

Interest expense
Deposits	460,377	690,833	1,589,334	2,429,496
Securities sold under repurchase agreements	9,647	18,020	38,130	95,710
Federal Home Loan Bank advances and other borrowings	192,255	12,752	570,542	25,726
Total interest expense	662,279	721,605	2,198,006	2,550,932
Net interest income	5,991,989	4,100,749	17,107,965	11,736,686

Provision for loan losses	330,000	-	430,000	475,000

Net interest income after provision for loan losses	5,661,989	4,100,749	16,677,965	11,261,686

Noninterest income
Service charges on deposit accounts	187,141	138,288	522,815	414,501
Mortgage banking income	207,471	272,297	704,404	684,664
Bank owned life insurance income	79,942	42,250	232,983	127,473
Gain on sale of premises and equipment	6,897	-	44,510	-
Fair value adjustment of equity security	(2,056)	1	(10,214)	13,046
Gain on premium call of debt security	621	-	9,190	-
Gain on sale of SBA loans	6,917	-	6,917	63,635
Other fees and commissions	45,045	34,532	126,874	94,277
Total noninterest income	531,978	487,368	1,637,479	1,397,596

Noninterest expense
Salaries	1,895,780	1,462,946	5,366,854	4,114,143
Employee benefits	388,879	376,860	1,299,900	1,183,414
Occupancy	241,557	183,719	737,087	552,265
Furniture and equipment	198,190	175,006	578,562	501,267
Acquisition	-	1,267,401	-	1,612,321
Other	740,722	660,075	2,386,982	1,970,913
Total noninterest expense	3,465,128	4,126,007	10,369,385	9,934,323

Income before income taxes	2,728,839	462,110	7,946,059	2,724,959
Income taxes	606,292	76,863	1,761,718	460,350
Net income	$2,122,547	$385,247	$6,184,341	$2,264,609

Earnings per share - basic and diluted	$0.70	$0.13	$2.05	$0.76